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                                                                      EXHIBIT 12


                         ANADARKO PETROLEUM CORPORATION
                CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                   OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1995


                                                                 Years Ended December 31
                              ----------------------------------------------------------------------------
thousands                      1995           1994              1993              1992               1991
                              ------         ------           -------           -------            -------
Gross Income                  $65,624        $96,361         $106,824           $68,311            $75,431
Rentals                         2,457          2,814            3,069             2,737              2,043
                              -------        -------         --------           -------            -------
  Earnings                     68,081         99,175          109,893            71,048             77,474
                              =======        =======         ========           =======            =======
Gross Interest Expense         52,557         41,635           38,000            36,620             36,829
Rentals                         2,457          2,814            3,069             2,737              2,043
                              -------        -------         --------           -------            -------
  Fixed Charges               $55,014        $44,449         $ 41,069           $39,357            $38,872
                              =======        =======         ========           =======            =======
Ratio of Earnings to Fixed
  Charges                        1.24           2.23             2.68              1.81               1.99
                              =======        =======         ========           =======            =======

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.

During the five years ended December 31, 1995, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years is the same as the ratio of earnings to fixed charges.